Exhibit 2.2
VOTING AGREEMENT
This Voting Agreement (this “Agreement”) is made and entered into as of May 26, 2011 by and between the undersigned shareholder (“Shareholder”) of LecTec Corporation, a Minnesota corporation (the “Parent”), and Parent. Each term used herein but not otherwise defined herein shall have the meaning ascribed thereto in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated of even date herewith, by and among Parent, Nerve Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and AxoGen Corporation, a Delaware corporation (the “Company”).
WHEREAS, concurrently with or following the execution of this Agreement, Parent, Merger Subsidiary and the Company, have entered, or will enter, into the Merger Agreement, providing for, among other things, the merger (the “Merger”) of Merger Subsidiary and the Company pursuant to the terms and conditions of the Merger Agreement;
WHEREAS, Shareholder deems it to be in Shareholder’s best interest and the best interests of Parent and all other shareholders of Parent that the Merger Agreement be approved, ratified and confirmed by the shareholders of Parent, and it is a condition to the Company’s obligations under the Merger Agreement that Shareholder enter into this Agreement;
WHEREAS, it is understood and acknowledged by Shareholder that (i) the execution of the Merger Agreement by Parent and Merger Subsidiary is being done in reliance, in part, upon the execution and delivery of this Agreement and (ii) that Parent and Merger Subsidiary will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Shareholder set forth herein; and
WHEREAS, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Shares”).
NOW, THEREFORE, in consideration of the premises and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Voting. During the period commencing on the date hereof and terminating upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Shareholder agrees to vote (or cause to be voted) all Shares presently legally or beneficially owned by Shareholder at any meeting of the shareholders of the Parent:
(a) in favor of the approval of: (i) an amendment to Parent’s Articles of Incorporation to increase Parent’s authorized capital stock; (ii) an amendment to Parent’s Articles of Incorporation to change the name of Parent as of the Effective Time to such name as determined by the Parent and the Company; (iii) an amendment to the Parent Stock Option Plan to increase the number of shares authorized for issuance under such Plan; (iv) an increase in the number of members on Parent’s Board of Directors to seven; (v) the election of seven Persons nominated by the Board of Directors of Parent to serve as directors of Parent from and after the Effective Time; and (vi) execution of the Merger Agreement and performance by Parent thereunder. To the extent inconsistent with the foregoing provisions of this Section 1, Shareholder hereby revokes any and all previous proxies granted or voting agreement executed by Shareholder with respect to any Shares;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Parent in the Merger Agreement; and
(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent or any Subsidiary of Parent; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of Parent or any Subsidiary of Parent; (iii) any reorganization, recapitalization, dissolution or liquidation of Parent or any Subsidiary of Parent; and (iv) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.
2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent and Merger Subsidiary that:
(a) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all Liens and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.
(b) Shareholder does not beneficially own any shares of Parent Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Parent Common Stock or any security exercisable for or convertible into shares of Parent Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).
(c) Shareholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.
(d) None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement.
3. Irrevocable Proxy. Shareholder hereby constitutes and appoints Gregory G. Freitag and Timothy M. Heaney, and each of them, with full power of substitution and re—substitution, as the proxy of Shareholder with respect to the matters set forth herein, and hereby authorizes each of them to represent and to vote if and only if Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner that is inconsistent with the terms of this Agreement, the Shares in favor of the matters set forth in Section 1 of this Agreement pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company, Merger Subsidiary and Parent in connection with the transactions contemplated by the Merger Agreement and this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms.
4. No Voting Trusts or Other Arrangements. Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.
5. Transfer and Encumbrance. Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder, or to an Affiliate of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.
6. Additional Shares. Shareholder agrees that all shares of Parent Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d—3 under the Exchange Act, but excluding shares of Parent Common Stock underlying unexercised Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7. No Agreement as Director or Officer. Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of Parent or any of its Subsidiaries and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to Parent or its shareholders.
8. Miscellaneous.
(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly permitted hereunder, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.
(b) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).
(c) Injunctive and Equitable Relief. If Shareholder fails to adhere fully to the terms and conditions of this Agreement, Shareholder shall be liable to Parent for any damages suffered by reason of any such breach of the terms and conditions hereof. Shareholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Shareholder further agrees that in the event of a breach of any of the terms or conditions of this Agreement by Shareholder, and in addition to all other remedies that may be available in law or in equity to Parent, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring Shareholder to perform its obligations hereunder is fair and reasonable.
(d) Cumulative Remedies. Except as otherwise provided herein, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(e) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
(f) Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(g) Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.
(h) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; provided, however, that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:
If to Parent:
LecTec Corporation
1407 South Kings Highway
Texarkana, Texas 75501
Attn: Gregory G. Freitag, Chief Executive Officer
Fax: (763) 559—7593
With a copy to:
Gregory G. Freitag
909 Kenwood Parkway
Minneapolis, Minnesota 55403
E—mail: ceo@lectec.com
And a copy to:
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attn: Timothy S. Hearn

Fax: (612) 340—8738
If to Shareholder:
Sanford and Linda Brink
1102 120th Street
Roberts,Wisconsin 54023
Fax:
Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
(j) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.
(k) Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.
(l) Further Assurances. The Shareholder agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
(m) Termination of Agreement. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.
(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, the undersigned hereby execute this Voting Agreement effective May 26, 2011.

Sanford Brink

/s/ Sanford Brink

Linda Brink

/s/ Linda Brink

Number of Shares Beneficially Owned as of Date of this Agreement: 345,280

Number of Options Beneficially Owned as of Date of this Agreement: 10,000

LecTec Corporation

By:	/s/ Gregory G. Freitag

	Name:	Gregory G. Freitag
	Title:	Chief Executive Officer
(Signature Page to Voting Agreement)